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Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
FX ALLIANCE INC.
at
$22.00 Net Per Share
by
CB TRANSACTION CORP.,
a wholly-owned subsidiary
of
THOMCORP HOLDINGS INC.,
an indirect and wholly-owned subsidiary
of
THOMSON REUTERS CORPORATION

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, AUGUST 14, 2012, UNLESS THE OFFER IS EXTENDED.

July 18, 2012

To Our Clients:

        Enclosed for your consideration is an Offer to Purchase dated July 18, 2012 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the offer by CB Transaction Corp., a Delaware corporation (the "Offeror") and a direct, wholly-owned subsidiary of Thomcorp Holdings Inc., a Delaware corporation ("Thomcorp") and an indirect, wholly-owned subsidiary of Thomson Reuters Corporation, a corporation under the laws of the Province of Ontario, Canada ("Thomson Reuters"), to purchase all outstanding shares of common stock, par value $0.0001 per share (each a "Share" and collectively, the "Shares" or the "FX Common Stock") of FX Alliance Inc., a Delaware corporation ("FX"), at a purchase price of $22.00 per Share, net to the seller in cash, without interest and less taxes required to be withheld, upon the terms and subject to the conditions set forth in the Offer to Purchase.

        Also enclosed is the Letter to Stockholders from the Chief Executive Officer of FX accompanied by FX's Solicitation/Recommendation Statement on Schedule 14D-9.

        WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        Your attention is directed to the following:

  1.
  The purchase price offered by the Offeror is $22.00 per Share, net to the seller in cash, without interest and less taxes required to be withheld, upon the terms and subject to the conditions of the Offer to Purchase (the "Offer Price").

  2.
  The Offer is being made for all outstanding Shares.

  3.
  The board of directors of FX has unanimously: (i) determined that the Agreement and Plan of Merger, dated as of July 8, 2012, by and among Offeror, Thomcorp, Thomson Reuters (solely with respect to Section 9.13) and FX (as it may be amended from time to time, the "Merger Agreement,") and the transactions contemplated by the Merger Agreement, including the Offer, the top-up option and the Merger (as defined below), are advisable, fair to and in the best interests of FX's stockholders and (ii) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the top-up option and the Merger.

  4.
  The Offer is being made pursuant to the Merger Agreement under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will be merged with and into FX (the "Merger"), with FX being the surviving corporation in the Merger and becoming a direct, wholly-owned subsidiary of Thomcorp. At the effective time of the Merger, each outstanding Share (other than Shares directly owned by Thomcorp or any of its subsidiaries or held by FX or any of its subsidiaries as treasury shares immediately prior to the effective time of the Merger or held by stockholders who are entitled to demand, and who properly demand, appraisal rights) will be automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest and less any taxes required to be withheld, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that, at the effective time of the Merger (or, if the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer occurs on or prior to December 31, 2012 and the effective time of the Merger would occur after December 31, 2012, then no later than December 31, 2012), all options to acquire shares of FX Common Stock that are outstanding and unexercised, whether or not vested, will be canceled in exchange for the right to receive a lump sum cash payment equal to the excess, if any, of the Offer Price over the exercise price per Share of such option multiplied by the total number of shares of FX Common Stock issuable upon exercise of such option, less any applicable taxes required to be withheld. If the exercise price per Share of any option is equal to or greater than the Offer Price, then such option will be canceled without payment of consideration. The Merger Agreement further provides that each unvested award of restricted Shares of FX Common Stock will become fully vested and all restrictions applicable thereto will lapse effective upon the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer. The Merger Agreement is more fully described in the Offer to Purchase.

  5.
  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, AUGUST 14, 2012 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED BY THE OFFEROR, IN WHICH EVENT, "EXPIRATION DATE" MEANS THE LATEST TIME AND DATE AT WHICH THE OFFER, AS SO EXTENDED BY THE OFFEROR, WILL EXPIRE.

  6.
  There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered and not properly withdrawn (not including as validly tendered any Shares tendered in the Offer pursuant to procedures for guaranteed delivery and not actually delivered) a number of Shares that, together with all other Shares beneficially owned by Thomcorp and Offeror, constitute at least a majority of the total number of then outstanding shares of FX Common Stock on a fully diluted basis (the "Minimum Condition") (generally, for purposes of determining whether or not the Minimum Condition has been satisfied, shares of FX Common Stock issuable pursuant to the top-up option, will be excluded from the "fully diluted" calculation). The Offer is also subject to the satisfaction of certain other conditions set forth in the Offer to Purchase, including, among other conditions, (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust

    Improvements Act of 1976, as amended and (ii) the approval of the Financial Services Authority of the United Kingdom. See "Section 15—Conditions of the Offer" of the Offer to Purchase for a description of the conditions to the Offer.

  7.
  Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or Georgeson Inc., which is acting as the Information Agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is properly demonstrated to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the Letter of Transmittal.

        Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf before the Expiration Date.

        If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

        Payment for Shares accepted for payment in the Offer will in all cases be made only after timely receipt by Computershare Inc. (the "Depositary") of (a) Share certificates (or a timely book-entry confirmation), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or book-entry confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Offeror may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction.

Instructions with respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
FX ALLIANCE INC.
by
CB TRANSACTION CORP.,
a wholly-owned subsidiary of
THOMCORP HOLDINGS INC.,
an indirect and wholly-owned subsidiary of
THOMSON REUTERS CORPORATION

        The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated July 18, 2012 (the "Offer to Purchase"), and the related Letter of Transmittal relating to shares of common stock, par value $0.0001 per share (each a "Share" and collectively, the "Shares") of FX Alliance Inc., a Delaware corporation.

        This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:(1)	SIGN HERE

Shares

(Signature(s))

Please type or Print Name(s)

Please type or Print Name(s)

Area Code and Telephone Number

Taxpayer Identification Number or Social Security Number
Dated:

(1)
Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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  Exhibit (a)(1)(E)